EXHIBIT 99.1

Contacts:

Aphton Investor Relations

(215) 218-4371

ir@aphton.com

Aphton Announces Receipt of NASDAQ Notice of Non-Compliance;

Aphton to Appeal

PHILADELPHIA, PA – December 5, 2005 – Aphton Corporation (NASDAQ: APHT) announced today that on November 29, 2005, the Company received notice from The Nasdaq Stock Market informing the Company that it is subject to delisting based upon the Company’s failure to comply with NASDAQ Marketplace Rule 4310(c)(B)(ii), which requires the Company to maintain a market value of listed securities of at least $35,000,000. The notice from NASDAQ follows the Company’s announcement on October 26, 2005 that, in accordance with Marketplace Rule 4310(c)(8)(C), the Company had been granted a 30-day period, through November 25, 2005, to regain compliance with listing standard or face the prospect of delisting.

The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and to request the continued listing of its securities on NASDAQ pending the Company’s compliance with the listing standard. The request for a hearing will stay the delisting action referenced in the Staff Determination Letter until the Listing Qualifications Panel renders its decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania, is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer. Aphton’s products seek to empower the body’s own immune system to fight disease. Through the acquisition of Igeneon AG in March 2005, Aphton acquired late-stage products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM-positive tumor cells, and IGN311, a fully humanized antibody against the Lewis Y antigen. Aphton has strategic alliances with Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Celltrion Inc. for the development, manufacturing and commercialization of IGN 311. Aphton’s most advanced product, Insegia™, targets the hormone gastrin 17 in an attempt to treat gastrointestinal cancers. Aphton is currently seeking partners that will support the further development of Insegia. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com .

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) Aphton’s intention to regain compliance with the Marketplace Rules; (2) the Company’s belief in gastrin as a viable target in treating cancer; (3) the Company’s expectation regarding the purpose and effectiveness of fully-humanized monoclonal antibodies, IGN101 and IGN311, and its cancer immunotherapy, Insegia; and (4) Aphton’s desire to find partners that will support the development of Insegia. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected, and could in the future affect, Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to: (1) Aphton’s ability to regain compliance with Nasdaq’s Marketplace Rules; (2) Aphton’s ability to find a corporate partner who is capable of financially supporting the further development of Insegia; (3) Aphton’s ability to fund the further development of its research and development program; (4) Aphton’s ability to successfully identify and consummate opportunities to broaden and progress its research and development pipeline; (5) scientific developments regarding immunotherapy; and (6) the actual design, results and timing of preclinical and clinical studies for both companies’ products and product candidates..

SOURCE: APHTON CORPORATION